EXHIBIT 1



ERNST & YOUNG LLP          787 Seventh Avenue                Phone: 212 773 3000
                           New York, New York 10019







Mr. Steve Meetre

Dear Mr. Meetre:

     We have been requested by Ms. Adrienne Haber of PC Etcetera, Inc. to inform you that due to the change of control and the fact that the audit commenced later this year than in prior years, we will be unable to complete the 1996 audit by March 31, 1996.

                                            Sincerely,



                                             /s/ Christine Mullen
                                            --------------------
                                            Christine Mullen
                                            Audit Manager


       Ernst & Young LLP is a member of Ernst & Young International, Ltd.